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                                                                   EXHIBIT 10.22

1997 BRUNSWICK PERFORMANCE PLAN
===============================================================================

PURPOSE: To motivate and reward Senior Executives and other management employees of the Company for the achievement of specified annual financial goals and the enhancement of management talent in the organization.

ELIGIBILITY:     Approximately top 400 managers in the Company.

MAXIMUM
AWARD: Maximum awards under the Plan range from 30% to 100% of a participant's base salary at the beginning of the performance period depending upon the participant's level of responsibility.

PERFORMANCE
MEASURES:        Established annually by the CEO. Measures and weightings may be modified year to year. Weightings for 1997 are as follows:

                 Groups
                 -------

                .  60%  Division Contribution
                .  20%  Working Capital Turnover
                .  20%  People/Organizational Enhancement

                Division Contribution is defined as operating earnings plus other income and expense.

                Working Capital Turnover is defined as:

                                  1997 Net Sales
                -----------------------------------------------------
                1997 Avg. Receivable + Avg. Inventory - Avg. Payables


                The average is to be compiled using a 5 quarter average consisting of 1996 year-end actual and each of the quarters in 1997.

                Corporate
                ---------
                .  80%  Earnings per share (EPS)
                .  20%  People/Organizational Enhancement

RELATIONSHIP
OF PERFORMANCE
TO PAYOUT:                  Performance Level   Payout Level
                            -----------------   ------------
                                   100%             100%
                                    90%              70%
                                    80%              50%
                                    70%              40%
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1997 BRUNSWICK PERFORMANCE PLAN (cont'd)
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PERFORMANCE
TO PAYOUT (cont'd)  Bonuses would not be paid for performance below the 80%
                    level which was less than the prior year's actual reported results, unless part of a budgeted/Board approved target. Performance levels have been established by the CEO and may not be linear relationships to the targets. The payout for performance between levels will be prorated.

PAYOUT FORM:        Payment will be in cash for all participants except those
                    whose maximum award is 100% of base salary. Payment for this group of participants will be 50% cash and 50% stock
                    (deferrable) until mandated stock ownership levels are achieved; thereafter the mix of cash and stock will be at the participant's election.

PAYMENT: Bonus payments will be made after the year-end financial results have been reviewed and certified by Arthur Andersen & Co. Proposed bonus payments to Senior Executives will be reviewed and approved by the Compensation Committee.

WITHHOLDING:        Participants receiving a portion of their bonus payment in stock may elect to pay Federal, state and local withholding tax obligations to the Company in cash or request that the Company withhold a number of shares of common stock equal in value to the withholding tax amount, at the discretion of the Committee.